Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:

Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President of Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Announces Plans to Sell Central Arkansas Hospital

PLANO, TX (September 14, 2005) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced today that it has entered into a definitive agreement to sell Central Arkansas Hospital, a 193-bed facility in Searcy, Arkansas, to White County Medical Center, a 245-bed facility also located in Searcy. The agreement is subject to regulatory approvals and is expected to close during the fourth quarter of 2005. Terms of the transaction were not disclosed. The transaction will allow White County Medical Center to continue to provide medical care in the region while eliminating duplicative costs.

As a result of the sale, Triad expects to record a pre-tax non-cash impairment charge of $6-9 million during the third quarter ending September 30, 2005. Both the impairment and third quarter operating results of Central Arkansas Hospital will be reported as discontinued operations in the third quarter, and results for prior periods will be restated to include Central Arkansas Hospital in discontinued operations. The Company expects to report third quarter results on or around October 24 and will update its diluted earnings per share guidance for 2005 at that time.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 52 hospitals and 10 ambulatory surgery centers in 15 states with approximately 8,760 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 180 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.